UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 5, 2009

Electroglas, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-21626	77-0336101
(Commission File Number)	(I.R.S. Employer Identification No.)

5729 Fontanoso Way, San Jose, California 95138

(Address of Principal Executive Offices) (Zip Code)

(408) 528-3000

(Registrant’s Telephone Number, Including Area Code)

______________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement.

On February 5, 2009, Electroglas, Inc. (“Electroglas”) entered into an agreement with FormFactor, Inc. (“FFI”) for the development and supply by Electroglas of certain tools and related technology (“Tools”) for use by FFI in its business.  Pursuant to the terms of the agreement, the Tool development plan is scheduled to continue until the end of 2009.  FFI will pay Electroglas an initial engagement fee of $300,000 within five days of execution and thereafter make additional milestone payments to Electroglas of up to approximately $5.0 million in the aggregate through December 31, 2009, upon delivery of each deliverable that meets the respective specifications as set forth in the development plan.   There can be no assurance that such deliverables will be made or that Electroglas will receive further payments.  The agreement further governs the sale and delivery of Tools by Electroglas to FFI after conclusion of the development plan.  Under the terms of the agreement, FFI’s right to buy and use the Tools is exclusive in certain fields of use for an initial period of five years from the effective date of the agreement, which may be extended if FFI meets certain minimum purchase or payment requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.

Electroglas, Inc.

Date: February 10, 2009	By:	/s/ Thomas E. Brunton Chief Financial Officer